UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2016

BLUEFIRE RENEWABLES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-52361	20-4590982
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

25108 Marguerite Parkway A-321
Mission Viejo, CA 92692
(Address of Principal Executive Offices)

(Former name or former address, if changed since last report)

(949) 588-3767

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.

On May 2, 2016, Bluefire Renewables, Inc., a Nevada Corporation (the “Company”), received a written “Wells Notice” from the staff of the U.S. Securities and Exchange Commission (“SEC”) indicating that the staff made a preliminary determination to recommend that the SEC bring an administrative proceeding against the Company. A Wells Notice is neither a formal allegation of wrongdoing nor a finding that any violations of law have occurred. Rather, it provides the recipient with an opportunity to respond to issues raised by the staff and offer its perspective to the staff prior to any decision to institute proceedings.

The Wells Notice to the Company relates to allegations that the Company consummated an unregistered financing transaction by entering into a financing agreement which provided for a material obligation of the Company (the “Financing Agreement”). In connection with the Financing Agreement, the Company did not file a current report on Form 8-K with the SEC within four (4) business days of the Financing Agreement becoming a material obligation of the Company.

In connection with the Wells Notice, on August 1, 2016, the Company entered into an Offer of Settlement (the “Settlement”) with the SEC. Pursuant to the Settlement, the Company agreed to pay a twenty five thousand dollar ($25,000) civil penalty to the SEC (the “Penalty”). On October 11, 2016, pursuant to the terms and conditions of the Settlement, the Company made an initial payment of five thousand dollars ($5,000) to the SEC. The remaining balance of the Penalty will be paid to the SEC over a nine-month period ending on or about June 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Bluefire Renewables, Inc.

Date: November 4, 2016	By:	/s/ Arnold Klann
	Name:	Arnold Klann
	Title:	Chief Executive Officer